FOR IMMEDIATE RELEASE                                      EXHIBIT 99.1

                           [IAC/InterActiveCorp Logo]

              IAC Completes Acquisition of Cornerstone Brands, Inc.

NEW YORK, NY - APRIL 1, 2005 - IAC/InterActiveCorp (Nasdaq: IACI) today announced the successful completion of its acquisition of Cornerstone Brands, Inc., a portfolio of leading print catalogs and online retailing sites that sell home products and leisure and casual apparel, in a cash transaction valued at $720 million net of expected tax benefits. Cornerstone Brands will join IAC's Electronic Retailing unit and HSN. HSN Catalog Services, consisting of Improvements and Alsto's, will become part of Cornerstone Brands.

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ABOUT IAC/INTERACTIVECORP

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.


CONTACTS:
IAC CORPORATE COMMUNICATIONS
Deborah Roth or Andrea Riggs
(212) 314-7254 or (212) 314-7280

IAC INVESTOR RELATIONS
Roger Clark or Lauren Porat
(212) 314-7400

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. These forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, the ability to expand our reach into international markets, and certain other additional factors described in IAC's filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on IAC's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. IAC is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.